EXHIBIT 20

HIGHLIGHTS (Unaudited)
(Dollars in thousands, except per share amounts)


                                Three Months Ended Sept. 30,     Nine Months Ended Sept. 30,      Twelve Months Ended Sept. 30,

                                                    % Increase                        % Increase                      % Increase
                                 1994         1993   (Decrease)     1994        1993   (Decrease)    1994        1993  (Decrease)
Revenues and sales             $745,324     $571,678     30     $2,189,295  $1,687,270    30     $2,844,112   $2,220,662     28
Net income                     $ 79,728     $ 65,975     21     $  227,801  $  192,960    18     $  296,858   $  256,115     16
Primary earnings per average
  common share outstanding         $.42         $.35     20          $1.20       $1.03    17          $1.56        $1.36     15
Excluding net gain on exchange
  of assets and other:
  Net income                   $ 79,728     $ 65,975     21     $  227,801  $  192,960    18     $  296,879   $  256,115     16
  Primary earnings per share       $.42         $.35     20          $1.20       $1.03    17          $1.56        $1.36     15
Average common shares
  outstanding               189,330,000  187,207,000      1    189,449,000 187,070,000     1    189,419,000  186,998,000      1
Annual dividend rate
  per common share                 $.88         $.80     10
Total assets                                                                                     $4,617,635   $3,390,281     36
Telephone access lines                                                                            1,632,592    1,342,748     22
Cellular customers                                                                                  396,717      237,049     67

BUSINESS SEGMENTS (Unaudited)
(Dollars in thousands)


                               Three Months Ended Sept. 30,         Nine Months Ended Sept. 30,        Twelve Months Ended Sept. 30,

                                                % Increase                           % Increase                           % Increase
                               1994       1993   (Decrease)       1994         1993   (Decrease)     1994         1993    (Decrease)
REVENUES AND SALES:
  Telephone                $293,752   $249,928       18     $  883,411   $  738,290       20     $1,161,215   $  985,023       18
  Information services      211,612    164,259       29        626,827      485,870       29        818,710      632,940       29
  Product distribution      119,360     91,878       30        327,386      282,238       16        415,840      371,684       12
  Cellular                   82,279     52,326       57        223,445      141,211       58        283,449      176,591       61
  Other operations           38,321     13,287      188        128,226       39,661      223        164,898       54,424      203
    Total                  $745,324   $571,678       30     $2,189,295   $1,687,270       30     $2,844,112   $2,220,662       28


OPERATING INCOME:
  Telephone                $ 99,098   $ 86,547       15     $  301,052   $  255,794       18     $  398,452   $  338,127       18
  Information services       33,287     27,099       23         97,013       86,151       13        127,470      106,236       20
  Product distribution        6,997      4,215       66         18,151       13,395       36         21,750       17,278       26
  Cellular                   26,256     12,352      113         63,205       30,428      108         77,069       36,688      110
  Other operations            4,075      1,251      226         13,053        5,752      127         16,492        9,040       82
  Corporate expenses         (3,585)    (2,262)      58        (14,161)     (12,378)      14        (23,016)     (10,623)     117
    Total                  $166,128   $129,202       29     $  478,313   $  379,142       26     $  618,217   $  496,746       24

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands, except per share amounts)


                                                   Three Months                 Nine Months                   Twelve Months
                                                 Ended Sept. 30,              Ended Sept. 30,                Ended Sept. 30,

                                                  1994         1993            1994           1993            1994           1993
REVENUES AND SALES                            $745,324     $571,678      $2,189,295     $1,687,270      $2,844,112     $2,220,662

COSTS AND EXPENSES:
   Cost of products sold                       119,707       86,638         330,960        265,688         418,392        348,537
   Operations                                  315,897      242,783         962,694        708,997       1,260,921        932,423
   Maintenance                                  39,362       32,634         112,742         95,212         148,689        127,525
   Depreciation and amortization                86,878       66,229         254,382        194,552         332,266        258,058
   Taxes, other than income taxes               17,352       14,192          50,204         43,679          65,627         57,373

   Total costs and expenses                    579,196      442,476       1,710,982      1,308,128       2,225,895      1,723,916

OPERATING INCOME                               166,128      129,202         478,313        379,142         618,217        496,746

Other income, net                               (2,851)         922          (7,191)         1,993          (6,954)         3,807
Interest expense                               (35,365)     (23,696)       (101,360)       (69,930)       (130,176)       (92,543)
Income before net gain on exchange
   of assets, other, and income taxes          127,912      106,428         369,762        311,205         481,087        408,010
Net gain on exchange of assets and other            --           --              --             --          27,390             --

Income before income taxes                     127,912      106,428         369,762        311,205         508,477        408,010
Federal and state income taxes                  48,184       40,453         141,961        118,245         211,619        151,895

Net income                                      79,728       65,975         227,801        192,960         296,858        256,115
Preferred dividends                                304          387             931          1,196           1,313          1,605

Net income applicable to common shares        $ 79,424     $ 65,588      $  226,870     $  191,764      $  295,545     $  254,510

PRIMARY EARNINGS PER SHARE:                       $.42         $.35           $1.20          $1.03           $1.56          $1.36

CONSOLIDATED BALANCE SHEETS (Unaudited)


  ASSETS (Dollars in thousands)
                                                   Sept. 30,      Dec. 31,      Sept. 30,
                                                     1994           1993           1993
  CURRENT ASSETS:
     Cash and short-term investments             $   24,597     $    7,881     $   26,574
     Accounts receivable                            501,334        379,743        293,925
     Materials and supplies                          27,330         22,321         23,104
     Inventories                                     91,176         68,673         60,605
     Prepaid expenses                                16,357         15,520         13,642
     Total current assets                           660,794        494,138        417,850

  Investments                                       358,957        382,343        162,166
  Excess of cost over equity in
     subsidiary companies                           492,061        508,227        399,037

  PROPERTY, PLANT AND EQUIPMENT:
     Telephone                                    3,684,133      3,555,020      2,948,760
     Information services                           350,396        290,737        229,607
     Other                                          297,509        235,884        214,835
     Under construction                             211,306        153,196        149,743
     Total property, plant and equipment          4,543,344      4,234,837      3,542,945
     Less accumulated depreciation                1,683,874      1,558,403      1,343,532
     Net property, plant and equipment            2,859,470      2,676,434      2,199,413

  OTHER ASSETS                                      246,353        209,316        211,815

  TOTAL ASSETS                                   $4,617,635     $4,270,458     $3,390,281

  LIABILITIES AND SHAREHOLDERS' EQUITY

                                                   Sept. 30,      Dec. 31,       Sept. 30,
                                                     1994           1993           1993

  CURRENT LIABILITIES:
    Current maturities of long-term debt         $   49,528     $   44,138     $   30,902
    Accounts payable                                225,163        221,569        171,611
    Advance payments and customers' deposits         58,075         62,490         54,189
    Accrued taxes                                    54,060         35,053         47,842
    Accrued interest, dividends and other           195,474        209,395        141,062
    Other current liabilities                        45,945         35,937         47,143
    Total current liabilities                       628,245        608,582        492,749

  DEFERRED CREDITS:
    Investment tax                                   33,252         38,575         40,314
    Income taxes                                    381,280        377,253        247,754
    Total deferred credits                          414,532        415,828        288,068

  Long-term debt                                  1,801,061      1,596,032      1,110,343
  Other liabilities                                 128,345         86,681         89,658
  Preferred stock, redeemable                         7,834          8,627          8,718

  SHAREHOLDERS' EQUITY
    Preferred stock                                   9,340          9,405          9,408
    Common stock                                    187,599        187,458        185,292
    Additional capital                              331,616        333,698        322,712
    Unrealized holding gain on investments          103,393        121,507             --
    Retained earnings                             1,005,670        902,640        883,333
    Total shareholders' equity                    1,637,618      1,554,708      1,400,745

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $4,617,635     $4,270,458     $3,390,281

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)


                                                      Nine Months               Twelve Months
                                                    Ended Sept. 30,             Ended Sept. 30,
                                                      1994         1993           1994         1993
NET CASH PROVIDED BY OPERATING ACTIVITIES       $  376,970   $  389,324     $  556,751   $  574,447

CASH USED IN INVESTING:
  Additions to property, plant and equipment       414,600      292,746        548,025      396,563
  Purchase of subsidiaries,
    net of cash acquired                                --           --        443,000           --
  Additions to investments                              75       18,015          2,501       30,435
  Other, net                                        35,816       55,364         66,988       73,777
    Net cash used in investing activities          450,491      366,125      1,060,514      500,775

CASH (PROVIDED) USED IN FINANCING:
  Dividends on preferred and common stock          124,490      112,292        166,308      147,460
  Reductions in long-term debt                     108,461       46,532        153,065      112,134
  Long-term debt issued                           (314,793)    (127,320)      (815,277)    (172,634)
  Purchase of common stock                           9,503           --          9,503           --
  Common stock issued                               (6,825)      (5,248)        (7,333)      (1,499)
  Other, net                                       (11,073)         792         (8,052)         794
    Net cash (provided) used in
      financing activities                         (90,237)      27,048       (501,786)      86,255

Increase (decrease) in cash
  and short-term investments                        16,716       (3,849)        (1,977)     (12,583)

CASH AND SHORT-TERM INVESTMENTS:
  Beginning of period                                7,881       30,423         26,574       39,157
  End of period                                 $   24,597   $   26,574     $   24,597   $   26,574

To ALLTEL STOCKHOLDERS:

ALLTEL Corporation recently announced that its financial results for the period ended Sept. 30, 1994 were the best in the Company's history.
     Third quarter earnings were 42 cents per share, up 20 percent from 35 cents a year ago on 1 percent more average common shares outstanding. Net income advance 21 percent to $79,728,000 from the $65,975,000 reported in the third quarter last year, while revenues and sales were $745,324,000, up 30 percent from $571,678,000 in the corresponding quarter of 1993.
     Earnings per share for the nine months ended Sept. 30, 1994 were $1.20, up 17 percent from $1.03 a year ago. Net income was $227,801,000, an increase of 18 percent over $192,960,000 last year on revenues and sales of $2,189,295,000, up 30 percent from $1,687,270,000 in the corresponding period last year.
     Strong performances by ALLTEL's cellular and information services businesses - coupled with strategic positioning efforts in our core telephone operations - produced another quarter of excellent financial results.
     Telephone results showed solid increases, reflecting the impact of our 1993 repositioning efforts. These efforts more than offset the effect of regulatory actions designed to reduce earnings.
     Information services also generated double-digit increases in both revenue and operating income. This quarter's rise in operating income follows several quarters of strong revenue growth in information services. And results continue to be enhanced by Systematics' healthcare and telecommunications divisions.
     ALLTEL's cellular operations once again produced some of the best results in the industry - with strong gains in revenues, operating income and customers. Cellular, which generated only 11 percent of total corporate revenues, produced 36 percent of the growth in ALLTEL's operating income this quarter.

QUARTERLY DIVIDEND INCREASED TO 24 CENTS

The CompanyOs Board of Directors recently voted to increase the regular quarterly common dividend from 22 cents to 24 cents per share.
     The new indicated annual dividend rate will be 96 cents per common share, an increase of 8 cents or 9 percent over the previous rate. This is the 34th consecutive annual dividend increase since the Company's founding. The 24 cent dividend is payable Jan. 3, 1995 to stockholders of record as of Dec. 6, 1994.
     Dividends were also declared on all series of the CompanyOs preferred stock. Preferred dividends are payable on Dec. 15, 1994 to stockholders of record as of Nov. 21, 1994.

Through a strategy of balance diversification into three key areas - telephone, cellular and information services - ALLTEL has not only produced strong financial results, but has also positioned itself for continued performance. And we pledge to you our continued efforts to enhance the value of the shares you hold.








Joe T. Ford,
Chairman and Chief Executive Officer
October 24, 1994